UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

(Amendment No. 3)

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS

FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS

THERETO FILED PURSUANT TO RULE 13d-2

HEMACARE CORPORATION

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(Name of Issuer)

COMMON STOCK, NO PAR VALUE

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(Title of Class of Securities)

423498104

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(CUSIP Number)

April 2, 2010

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(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

a.

⁭ Rule 13d-1(b)

b.

■ Rule 13d-1(c)

c.

⁭ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 4234498104

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1.  Name of Reporting Person

    James G. Wolf

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2.  Check The Appropriate Box if a Member of a Group

    (a)   [ ]

    (b)   [ ]

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3.  SEC Use Only

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4.

Citizenship or Place of Organization

U.S.A.

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Number of Shares                   5.         Sole Voting Power

Beneficially

Owned By Each                                  1,000,000

Reporting Person

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With                               6.         Shared Voting Power

                                               None

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                                   7.         Sole Dispositive Power

                                               1,000,000

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                                   8.         Shared Dispositive Power

                                               None

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9. Aggregate Amount Beneficially Owned By Each Reporting Person

     1.000,000

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10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

     [ ]

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11. Percent of Class Represented By Amount in Row (9)

     9.95%

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12. Type of Reporting Person

     IN

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CUSIP No. 423498104

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ITEM

1(a)

Name of Issuer:

Hemacare Corporation

1(b)

Address of Issuer’s Principal Executive Offices:

15350 Sherman Way, Suite 350

Van Nuys, California 91406

ITEM

2(a)

Name of Person Filing:

James G. Wolf

2(b)

Address of Principal Office or, if none, Residence:

35 Orchard Lane

Rye, NY 10580

2(c)

Citizenship:

U.S.A.

2(d)

Title of Class of Securities:

Common Stock, no par value

2(e)

CUSIP Number:

 423498104

ITEM  3

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)

□ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)

□ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)

□ Insurance company as defined in section 3(a)(19) of the Act(15 U.S.C.  78c)

(d)

□ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)

□ An investment advisor in accordance with §240.13d-1(b)(1)(ii)(E);

(f)

□ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)

□ A parent holding company or control person in accordance with §240.13d-  1(b)(1)(ii)(G);

(h)

□ A savings association as defined in Section 3(b) of the Federal Deposit   Insurance Act (12 U.S.C. 1813);

(i)

□ A church plan that is excluded from the definition of an investment   company under section 3(c)(14) of the Investment Company Act of 1940 (15  U.S.C. 80a-3);

(j)

□ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

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CUSIP No.

423498104

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ITEM 4.

OWNERSHIP.

The responses to Items 5 through 11 on the cover page of this filing are incorporated by reference.

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable.

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.

ITEM 10.

CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 5, 2010

/s/ James G. Wolf

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James G. Wolf